Exhibit  11


                  MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES

                         COMPUTATION OF EARNINGS PER SHARE
                   Primary and Fully Diluted Earnings Per Share
         For the Three Months and Six Months Ended June 30, 1995 and 1994
                   (Amounts in thousands except per share data)


                                      Three Months Ended       Six Months Ended
                                            June 30                June 30
                                       1995        1994       1995        1994

Shares for computation of primary
  and fully diluted earnings
  per share:

     Average number of shares
       outstanding                     158,800    158,100    158,800     158,100

     Common stock equivalents:
       Shares issuable assuming
         conversion of debentures        4,200      4,200      4,200       4,200

       Stock options                       700      1,100        700       1,100
                                       163,700    163,400    163,700     163,400


Net income, adjusted to basis of
  earnings per share:

     Net income                        $63,400    $70,100   $137,800    $135,400
     Add interest on convertible
       debentures, net of tax            1,400      1,400      2,900       2,900
                                       $64,800    $71,500   $140,700    $138,300


Primary and fully diluted earnings
  per share                               $.40       $.44       $.87        $.86

Earnings per share as reported            $.40       $.44       $.87        $.86


     This calculation is submitted in accordance with Regulation S-K
Item 601(b)(11), although not required by APB Opinion No. 15, inasmuch as dilution for any period was less than 3 percent.